                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

                           Filed by the registrant X
                                                   -
                  Filed by a party other than the registrant __
                           Check the appropriate Box:

  __  Preliminary proxy statement              __ Confidential, for Use of the
  X_  Definitive proxy statement              Commission Only (as permitted by
  __  Definitive additional materials                        Rule 14a-6(e)(2))
             __ Soliciting material pursuant to Rule 14a-11(c)
                                 or Rule 14a-12

                             Neurogen Corporation
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                   ----------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than registrant)

               Payment of filing fee (Check the appropriate box):

   X $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
   -
      __ $500 per each party to the controversy pursuant to Exchange Act
                               Rule 14a-6(i)(3).
  __ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:  N/A

      (2) Aggregate number of securities to which transactions applies:  N/A

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

      (4) Proposed maximum aggregate value of transaction:  N/A

      (5) Total fee paid:  $125.00

                Fee paid previously with preliminary materials

      __    Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                       (1)  Amount previously paid:
       _________________________________________________________________

              (2)  Form, schedule or registration statement no.:
       _________________________________________________________________

                              (3)  Filing party:
       _________________________________________________________________

                               (4)  Date filed:
       _________________________________________________________________

                             Neurogen Corporation



                                                   April 29, 1996



To the Stockholders of Neurogen Corporation:

          On behalf of the Board of Directors, I cordially invite you to attend the 1996 Annual Meeting of Stockholders of Neurogen Corporation. The Annual Meeting will be held on Tuesday, June 4, 1996, at 10:00 a.m., local time, at the Peninsula Hotel, 700 Fifth Avenue, New York, New York (the corner of 55th Street and 5th Avenue).

          A description of business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed is a copy of our 1995 Annual Report to Stockholders.

          It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please mark, sign, date and return the enclosed proxy card promptly in the accompanying postage-paid envelope. By returning the proxy, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of outstanding shares is not present or represented by proxy. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

                                         Sincerely,



                                         HARRY H. PENNER, JR.
                                         President and Chief Executive Officer

                              NEUROGEN CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on June 4, 1996


          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Neurogen Corporation will be held on Tuesday, June 4, 1996, at 10:00 a.m., local time, at the Peninsula Hotel, 700 Fifth Avenue, New York, New York, for the following purposes:

          1. To elect eleven directors to the Board of Directors, each to hold office until the next Annual Meeting of Stockholders of the Company and until such director's respective successor shall have been duly elected and qualified.

          2. To approve the appointment by the Board of Directors of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 1996.

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

          This Notice is accompanied by a form of proxy, a Proxy Statement and the Company's 1995 Annual Report to Stockholders. The foregoing items of business are more fully described in the Proxy Statement.

          In accordance with the Company's By-laws, the close of business on April 15, 1996 has been fixed as the Record Date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                         By order of the Board of Directors,



                                         JOHN F. TALLMAN
                                         Secretary

Branford, Connecticut
April 29, 1996

                                   IMPORTANT

          To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you returned a proxy.

                             NEUROGEN CORPORATION
                                PROXY STATEMENT

GENERAL
          The enclosed proxy is solicited on behalf of the Board of Directors of Neurogen Corporation (the "Company" or "Neurogen") for use at the Annual Meeting of Stockholders to be held on Tuesday, June 4, 1996, at 10:00 a.m., local time, or at any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the Peninsula Hotel, 700 Fifth Avenue, New York, New York. The purposes of the Annual Meeting are set forth in the attached Notice of Annual Meeting of Stockholders.

          This Proxy Statement, the Notice of Annual Meeting of Stockholders, the form of proxy and Neurogen's Annual Report to Stockholders are being mailed to stockholders on or about May 8, 1996.

RECORD DATE AND SHARE OWNERSHIP

          Stockholders of record on the Company's books at the close of business on April 15, 1996 (the "Record Date") are entitled to vote at the Annual Meeting. At the Record Date, 14,075,884 shares of the Company's Common Stock, par value $.025 per share (the "Common Stock"), were issued and outstanding.
For information concerning stock ownership by certain stockholders, see "Principal Stockholders".

REVOCABILITY OF PROXIES

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation prior to the voting of the proxy or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

          Each stockholder is entitled to one vote for each share of the Common Stock held of record in his or her name on the Record Date on each matter submitted to a vote at the Annual Meeting. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Annual Meeting.

          If properly executed and received by the Company before the Annual Meeting, any proxy representing shares of Common Stock entitled to be voted at the Annual Meeting and specifying how it is to be voted will be voted accordingly. Any such proxy, however, which fails to specify how it is to be voted on a proposal for which a specification may be made will be voted on such proposal in accordance with the recommendation of the Board of Directors. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, excluding any shares owned by the Company, is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

          The cost of soliciting proxies will be borne by the Company. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by mail, telephone, facsimile or telegram.

          Pursuant to Delaware law, the Board of Directors has appointed an inspector to act at the Annual Meeting. The inspector shall carry out the duties imposed pursuant to Section 231 of the Delaware General Corporation Law, including the counting of votes.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

          Eleven directors are to be elected to the Board of Directors at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eleven nominees of the Board of Directors named below, all of whom are presently directors of the Company and have served continuously since the month and year indicated opposite each such director's name in the following table, each to hold office for a term expiring at the next Annual Meeting of Stockholders of the Company and until such director's successor shall have been duly elected and qualified. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, with any required selection among such nominees to be determined by the proxy holders. The eleven persons receiving the highest vote totals shall be elected as directors of the Company.

          THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW:

NAME OF NOMINEES                AGE      PRINCIPAL OCCUPATION         DIRECTOR SINCE
- -----------------------------   ---   --------------------------      --------------

Barry M. Bloom, Ph.D.            67   Former Executive Vice           December 1993
                                      President, Pfizer Inc

Robert N. Butler, M.D.           69   Director of the                 July 1989
                                      International Longevity
                                      Center and Professor
                                      Department of Geriatrics
                                      and Adult Development,
                                      Mount Sinai Medical
                                      Center

Frank C. Carlucci                65   Chairman of the Board,          February 1989
                                      Neurogen Corporation;
                                      Chairman, The Carlyle
                                      Group

Jeffrey J. Collinson             54   President, Collinson Howe       May 1989
                                      Venture Partners, Inc.

Robert M. Gardiner               73   Senior Advisor, Dean            June 1989
                                      Group Inc.

Richard D. Harrison              72   Honorary Chairman,              July 1989
                                      Fleming Companies, Inc.

Mark Novitch, M.D.               63   Former Vice Chairman of         December 1993
                                      the Board, The Upjohn
                                      Company

Harry H. Penner, Jr.             50   President and Chief             December 1993
                                      Executive Officer,
                                      Neurogen Corporation

Robert H. Roth, Ph.D.            56   Professor of Psychiatry         December 1988
                                      and Pharmacology, Yale
                                      University; member of the
                                      Scientific Advisory
                                      Board, Neurogen
                                      Corporation

John Simon                       53   Managing Director, Allen        May 1989
                                      & Company Incorporated

John F. Tallman, Ph.D.           49   Executive Vice President,       July 1988
                                      Secretary Scientific
                                      Director, and Chairman of
                                      the Scientific Advisory
                                      Board, Neurogen
                                      Corporation

       Dr. Roth receives a fee of $1,500 per month for his services as a director. Mr. Carlucci receives an annual fee of $50,000 for his services as Chairman of the Board. Dr. Bloom receives an annual fee of $20,000 for consulting services provided to the Company. Directors of the Company receive out-of-pocket travel expenses in connection with their attendance at Board meetings. Pursuant to the Neurogen Corporation 1993 Non-Employee Directors Stock Option Program (the "Program"), every future non-employee director will receive an option to acquire 20,000 shares of Common Stock at its then-current fair market value upon such director's first election to the Board of Directors. The current non-employee directors were granted such options on December 30, 1993 with an exercise price of $6.50, per share, the fair market value of the Common Stock on that date. Under the Program, each non-employee director will be granted an annual option to acquire 5,000 shares of Common Stock on each anniversary of the initial grant, each with an exercise price equal to the fair market value of the Common Stock on such anniversary. The current non-employee directors were granted such options on December 30, 1994 and December 29, 1995 with exercise prices of $6.50 and $26.875, respectively, the fair market value of the Common Stock on such dates. There is no family relationship between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

         Based solely on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that have been received by the Company, the Company believes that all filing requirements for 1995 applicable to its officers, directors and beneficial owners of greater than ten percent of its Common Stock have been complied with.

         Harry H. Penner, Jr., has been President, Chief Executive Officer and a director of Neurogen since December 1993. Mr. Penner was employed by Novo Nordisk A/S from 1981 to 1993, most recently serving as an Executive Vice President of Novo Nordisk A/S and as President of Novo Nordisk of North America Inc. Mr. Penner holds an L.L.M. in International Law from New York University and a J.D. from Fordham University. Mr. Penner is a director of Anergen, Inc.

         Frank C. Carlucci has served as a director and Chairman of the Board of Neurogen since February 1989. Mr. Carlucci is principally employed as Chairman of The Carlyle Group, a private merchant bank. Mr. Carlucci served as Secretary of Defense of the United States from November 1987 through January 1989. Prior to his appointment as Secretary of Defense, Mr. Carlucci was assistant to the President of the United States for National Security Affairs. Mr. Carlucci had been Chairman and Chief Executive Officer of Sears World Trade Inc. from 1984 to 1986, after having served as President and Chief Operating Officer since 1983. Mr. Carlucci is also a director of Ashland Oil, Inc., BDM International, Inc., Bell Atlantic Corporation, CB Commercial Real Estate Group, Inc., General Dynamics Corporation, Kaman Corporation, Northern Telecom Limited, The Quaker Oats Company, Sun Resorts, Pharmacia and Upjohn Inc., Texas Biotech, Inc., and Westinghouse Electric Corporation.

         Barry M. Bloom, Ph.D., has served as a director of Neurogen since December 1993. Dr. Bloom retired in 1993 from Pfizer where he had been Executive Vice President, Research and Development and a member of the board of directors. Dr. Bloom is a director of Southern New England Telecommunications Company, Vertex Pharmaceuticals, Inc., Incyte Pharmaceuticals, Inc. and Cubist Pharmaceuticals, Inc.

         Robert N. Butler, M.D., has served as a director of Neurogen since July 1989. Dr. Butler has served as the Brookdale Professor and Chairman of the Department of Geriatrics and Adult Development at Mount Sinai Medical Center since 1982. From 1976 until 1982, Dr. Butler was the founding director of the National Institute of Aging of the National Institutes of Health. Dr. Butler won the 1976 Pulitzer Prize for his book, Why Survive? Being Old in America. He is the editor-in-chief of Geriatrics, a journal for primary care physicians, and serves on the editorial board of several other professional publications. Dr. Butler is a member of the Institute of Medicine of the National Academy of Sciences, and a founding Fellow of the American Geriatrics Society. He has served as a consultant to the United States Special Committee on Aging, the National Institute of Mental Health, the Commonwealth Fund, the Brookdale Foundation and numerous other foundations.

         Jeffrey J. Collinson has served as a director of Neurogen since May 1989. Mr. Collinson has served as President of Collinson Howe Venture Partners Inc. (formerly Schroder Venture Advisors, Inc.), a venture capital firm, since 1990 and was President of Schroder Venture Managers, Inc., a venture capital firm, from 1981 to 1990. Mr. Collinson is chairman of the board of Incyte Pharmaceuticals, Inc. and is a director of Envirogen, Inc.

         Robert M. Gardiner has served as a director of Neurogen since June 1989. Mr. Gardiner is currently a Senior Advisor to Dean Witter, Discover & Co., having retired as Chairman and Chief Executive Officer of Dean Witter Financial Services Group Inc. in August 1986. Prior to becoming Chairman and Chief Executive Officer in 1982, Mr. Gardiner served as President of Dean Witter Reynolds Inc., the predecessor of Dean Witter Financial Services Group Inc. Mr. Gardiner has served as Chairman and President of the National Association of Securities Dealers, Inc., as Chairman of the Securities Industry Association and of its governing council, as Chairman of the National Securities Processing Committee and as Vice Chairman of the New York Stock Exchange, Inc. He is also a former governor or officer of the Association of Stock Exchange Firms, the Investment Bankers Association of America, the National Clearing Corporation, the Central Market System Advisory Committee of the Securities and Exchange Commission, and the Securities Industry Association. He is a director of Dean Witter, Discover & Co.

         Richard D. Harrison has served as a director of Neurogen since July 1989. Mr. Harrison has been Honorary Chairman of the Board of Fleming Companies, Inc., a food distribution company, since April 1989. Prior to that date, he served as Chairman of the Board and Chief Executive Officer since 1981 and President and Chief Executive Officer since 1964.

         Mark Novitch, M.D., has served as a director of Neurogen since December 1993. Dr. Novitch was appointed Professor of Health Care Sciences at The George Washington University in 1994. He worked in senior executive positions at The Upjohn Company from 1985 until his retirement as Vice Chairman of the Board in 1993. Dr. Novitch served at the United States Food and Drug Administration as Deputy Commissioner and as Acting Commissioner from 1983-1984. Dr. Novitch is a director of Alteon, Inc. and Guidant Corporation.

         Robert H. Roth, Ph.D., has served as a director of Neurogen since December 1988 and as a member of the Company's Scientific Advisory Board since July 1988. Dr. Roth has been a Professor of Psychiatry and Pharmacology at Yale University since 1974. Dr. Roth has a Ph.D. in Pharmacology from Yale University.

         John Simon has served as a director of Neurogen since May 1989. Mr. Simon is a Managing Director of the investment banking firm of Allen & Company Incorporated. Mr. Simon is a director of Lunn Industries, Inc., T Cell Sciences, Inc. and Immune Response Corporation.

         John F. Tallman, Ph.D., has been Executive Vice President, Scientific Director, Chairman of the Scientific Advisory Board and a director of Neurogen since July 1988. Dr. Tallman has served as Secretary of the Company since August 1994. Prior to joining Neurogen, Dr. Tallman was an Associate Professor of Psychiatry and Pharmacology at Yale University and currently serves as an Adjunct Professor in such departments. Dr. Tallman had previously served in research director positions at the National Institute of Mental Health in Bethesda, Maryland. Dr. Tallman received his Ph.D. in Biology from Georgetown University.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held five meetings during the fiscal year ended December 31, 1995. The Board of Directors has an Audit Committee, a Compensation Committee and a Finance Committee. During the fiscal year ended December 31, 1995, the Company did not have a nominating committee or a committee performing the functions of a nominating committee. Each board member attended more than 75 percent of the total meetings held in 1995, including meetings of any committees of the Board of Directors on which such member serves.

         The Audit Committee, which consists of Messrs. Carlucci, Novitch and Simon, held three meetings in the last fiscal year. The Audit Committee recommends appointment of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

         The Compensation Committee, which consists of Messrs. Gardiner, Carlucci, Harrison and Collinson, held three meetings during the last fiscal year. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive and employee compensation and stock option policy, reviews benefit programs and determines salaries for the executive officers of the Company.

         The Finance Committee, which consists of Messrs. Gardiner, Collinson, Bloom and Simon, held two meetings in the last fiscal year. The Finance Committee reviews and makes recommendations to the Board concerning major finance issues, considers possible finance ventures with third parties and monitors the Company's existing financial condition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Pfizer Inc ("Pfizer"), a beneficial owner of more than five percent of the Common Stock, paid $7,228,667 to the Company in the last fiscal year pursuant to the terms of two collaborative agreements between Pfizer and the Company which govern their research and development collaborations with respect to anxiolytics, hypnotics and cognition enhancers which act through the GABA family of receptors. In addition, in 1995 the Company entered into a third collaborative agreement with Pfizer to develop drugs for the treatment of eating disorders pursuant to which Pfizer paid the Company $600,000 in the last fiscal year. These amounts constituted payments in excess of five percent of Neurogen's consolidated gross revenues for the last fiscal year. Neurogen expects to receive amounts in excess of five percent of its consolidated gross revenues from Pfizer in fiscal year 1996. In connection with the most recent collaboration with Pfizer, the Company granted Pfizer registration rights with respect to shares of the Company's Common Stock purchased in connection with prior collaborations as well as the right to maintain its level of investment in the Company in future public offerings of Common Stock.

         In 1995, the Company made secured, non-interest bearing loans to Harry
H. Penner, Jr., its President and Chief Executive Officer, and to John F. Tallman, its Executive Vice President and Scientific Director, of $200,000 and $150,000, respectively.

                            PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of March 1, 1996, certain information with respect to the beneficial ownership of Common Stock by each person known by Neurogen to own beneficially more than five percent of its outstanding Common Stock, by each director and officer of Neurogen and by all directors and officers as a group:

                                       AMOUNT AND           APPROXIMATE
NAME AND ADDRESS                  NATURE OF BENEFICIAL        PERCENT
OF BENEFICIAL OWNER                   OWNERSHIP(1)            OWNED(2)
- ------------------------------   ----------------------    -------------
Pfizer Inc....................           2,846,000              20.3%
   235 East 42nd Street
   New York, NY 10017
Putnam Investments, Inc.......           1,409,906              10.6%
   One Post Office Square
   Boston, MA  02109
Harry Penner, Jr. (3).........             121,836                *
John F. Tallman, Ph.D. (4)....             179,456               1.3%
Alan J. Hutchison (5).........              42,000                *
Stephen R. Davis (6)..........               7,500                *
Barry M. Bloom, Ph.D (7)......              20,182                *
Robert N. Butler, M.D (13)....              14,182                *
Frank C. Carlucci (7)(8)......             125,507                *
Jeffrey J. Collinson (7)(9)...              53,054                *
Robert M. Gardiner (7)........              54,182                *
Richard D. Harrison (12)......              21,182                *
Mark Novitch, M.D. (7)........              23,182                *
Robert H. Roth, Ph.D (10).....              63,582                *
John Simon (7)(11)............              70,186                *
All directors and officers
   as a group (13 persons)....             799,914               5.6%

_______________
*    Less than one percent (1%).

(1) Share ownership in each case includes shares issuable upon exercise of outstanding common stock purchase warrants or stock options that may be exercised within 60 days of March 1, 1996.

(2) Percentage of the outstanding shares of Common Stock, treating as outstanding for each beneficial owner all shares of Common Stock which such beneficial owners indicated are issuable on exercise of stock options or common stock purchase warrants within 60 days of March 1, 1996.

(3) Includes 114,000 shares of Common Stock that Harry H. Penner, Jr. has the right to acquire under stock options exercisable within 60 days of March 1, 1996.

(4) Includes 31,312 shares of Common Stock that John F. Tallman, Ph.D. has the right to acquire under stock options exercisable within 60 days. Does not include 12,500 shares of Common Stock owned by Kathleen Person, Dr. Tallman's spouse. Kathleen Person and Dr. Tallman disclaim beneficial ownership of each other's shares.

(5) Includes 42,000 shares of Common Stock that Alan J. Hutchison, Ph.D., has the right to acquire under stock options exercisable within 60 days of March 1, 1996.

(6) Includes 7,500 shares of Common Stock that Stephen R. Davis has the right to acquire under stock options exercisable within 60 days of March 1, 1996.

(7) Includes 19,182 shares of Common Stock subject to stock options exercisable within 60 days of March 1, 1996.

(8) Includes 40,000 shares of Common Stock owned by Mr. Carlucci's wife and 6,325 shares of Common Stock jointly owned by Mr. Carlucci and his wife. Mr. Carlucci and his wife disclaim beneficial ownership of each other's shares.

(9) Includes 23,500 shares of Common Stock held by Schroder's Incorporated, for which Mr. Collinson acts as attorney-in-fact and shares investment and voting power and 944 shares of Common Stock held by a child of Mr. Collinson. Mr. Collinson disclaims beneficial ownership of these shares.

(10) Includes 27,582 shares of Common Stock subject to stock options exercisable by Robert H. Roth, Ph.D. within 60 days of March 1, 1996.

(11) Does not include shares of Common Stock held by Allen & Company Incorporated and by persons and entities which may be deemed to be affiliated with Allen & Company Incorporated, of which shares Mr. Simon disclaims beneficial ownership.

(12) Includes 16,182 shares of Common Stock subject to stock options exercisable within 60 days of March 1, 1996.

(13) Includes 9,182 shares of Common Stock subject to stock options exercisable within 60 days of March 1, 1996.

                              EXECUTIVE OFFICERS

          In addition to Mr. Penner and Dr. Tallman (See "Election of Directors"), the other executive officers of the Company who are elected by and serve at the discretion of the Board of Directors, are as follows:

NAME                               AGE              POSITION              OFFICER SINCE
- --------------------------------   ---   ------------------------------   -------------
Stephen R. Davis................    35   Vice President-Finance,          July 1994
                                         Chief Financial Officer and
                                         Treasurer

Alan J. Hutchison...............    42   Vice President-Drug Discovery    June 1994

     Stephen R. Davis has been Vice President-Finance, Chief Financial Officer and Treasurer of Neurogen since July 1994. From 1990 through June 1994, Mr. Davis was employed by Milbank, Tweed, Hadley & McCloy as a corporate and securities attorney. Prior to joining Milbank, Tweed, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and his J.D. degree from Vanderbilt University.

     Alan J. Hutchison, Ph.D., has been Vice President-Drug Discovery since 1992 and a member of Neurogen's Scientific Advisory Board since 1989. Dr. Hutchison joined Neurogen in 1989 as Director of Chemistry. From 1981 through 1989, Dr. Hutchison was employed by Ciba Giegy, most recently as a Distinguished Research Fellow. Dr. Hutchison received his B.S. in Chemistry from Stevens Institute of Technology and received his Ph.D. from Harvard University.


                      COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT:/1/

     The Compensation Committee of the Board of Directors consists entirely of outside directors and is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs of the Company. The Compensation Committee evaluates the performance of management and determines the compensation of Mr. Penner and the other executive officers of the Company on an annual basis. The Committee has developed and implemented policies and programs that seek to retain and motivate executive officers in furtherance of the Company's goal of increasing stockholder value. These policies include the following objectives:

     . Providing base salaries that take into consideration executive compensation paid by other biopharmaceutical companies of similar complexity and financial condition. This objective also takes into account the competitive demand for quality personnel in the pharmaceutical and biotechnology industries, individual experience and specific issues particular to the Company.

     . Providing periodic bonus awards for completion of significant achievements or attainment of significant objectives.

     . Providing equity participation in the form of stock option grants for the purpose of aligning executive officers' longer term interests with those of the shareholders.

     In the biopharmaceutical industry, traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Rather, at the Company's current stage of development, in determining the compensation of the Company's executives the Compensation Committee looks to other indicia of performance, such as the progress of the Company's research and development programs and corporate development activities, the establishment and maintenance of strategic corporate alliances and the Company's success in securing capital sufficient to assist it in furthering its product development and achieving product revenues. The Compensation Committee believes that outstanding performance in these areas will contribute to the long-term success of the Company. The Committee specifically considers the achievement of scientific milestones related to the progress of drug development in each of the Company's project areas as well as the extent to which the Company's shares have changed in value.

     As a result, in many instances these qualitative factors necessarily involve a subjective assessment by the Compensation Committee of corporate performance. Moreover, the Committee does not base its considerations on any

______________________

       /1/ This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

single performance factor nor does it specifically assign relative weights to factors, but rather considers a mix of factors and evaluates Company and individual performance against that mix.

          Compensation paid by the Company to its executive officers is designed to be comparable to compensation packages paid to the management of other companies of comparable complexity and financial condition in the biopharmaceutical industry. Toward that end, the Compensation Committee may review both independent survey data as well as data gathered internally. Total compensation for the Company's executive officers includes a base salary component and may also include other forms of incentives. Incentive compensation may consist of cash incentive bonuses based on satisfying corporate goals established for the year as well as on meeting individual performance objectives. In addition, executive officers of the Company may receive incentive compensation under the Neurogen Corporation 1993 Omnibus Incentive Plan (the "Incentive Plan") such as grants of options to purchase shares of the Company's Common Stock, with exercise prices typically set at fair market value on the date of grant. Executive compensation may also include loans, which are typically forgiven over a period of five to seven years, provided the recipient remains employed by the Company during such period.

          Stock Options - Executive officers are eligible for stock option grants as an element of their total annual compensation package. This component is intended to retain and motivate executive officers to improve long-term stock performance. Options are awarded at the discretion of the Compensation Committee. In 1995, all four of the Company's executive officers received options under the Incentive Plan. These options are exercisable at the fair market value of the underlying Common Stock on the date of grant. Generally, option grants vest in equal amounts over five years and have a ten year term.
As with cash bonuses, the number of options to be granted to each executive officer is based on the degree of attainment of predetermined Company and personal objectives, with emphasis, in certain cases, on those which have long-term strategic value. The Company generally grants stock options to all employees and uses stock options as a bonus vehicle. The Compensation Committee administers the Incentive Plan.

     During the fiscal years ended December 31, 1994 and December 31, 1995, the Company made significant progress in several areas and met or exceeded most of its performance goals. The Compensation Committee considered the following developments in 1994 in establishing the base salaries of the executive officers (including Mr. Penner) for fiscal year 1995: the advancement of the Company's portfolio of drug candidates, including, in particular, the filing of an Investigational New Drug application (an "IND") and the commencement of clinical testing with respect to the Company's lead anti-psychotic compound; the consummation of a second collaborative arrangement with Pfizer with respect to the Company's sleep disorder project and the development of the Company's strategic focus and human resources. The Compensation Committee considered the following achievements in fiscal 1995 in establishing the base salaries of the executive officers (including Mr. Penner) for fiscal year 1996 and in awarding incentive compensation based on the Company's performance in 1995: the advancement of the Company's portfolio of drug candidates, including, in particular, the completion of a Phase I clinical study with respect to the Company's lead anti-anxiety drug and the filing of an IND with respect to the Company's lead anti-obesity compound; the successful completion of a public offering of 2,875,000 shares of the Company's Common Stock resulting in net proceeds of approximately $43.3 million; the consummation of a strategic alliance with Schering-Plough Corporation with respect to the Company's antipsychotic program; the consummation of a third collaborative arrangement with Pfizer with respect to the Company's eating disorder program; the extension of the collaboration with Pfizer with respect to anxiolytics and cognition enhancers for one year pursuant to the terms of the collaboration; the continued development of the Company's combinatorial chemistry program, including the conclusion of an agreement with Schering-Plough for the right to test certain of the Company's combinatorial libraries; the growth of the Company's market capitalization from $66,000,000 to $375,000,000; and the continued development of the Company's strategic focus and human resources. The Compensation Committee believes that the commitment and leadership of the Company's executive officers were important factors in the Company's achievements in fiscal 1995.

     In December 1995, the Compensation Committee met to review the Company's performance and the performance of the Company's executive officers during fiscal 1995, to determine cash incentive bonuses and stock option grants to such executive officers and to set base salary levels for fiscal 1996. Mr. Penner is not present during the Compensation Committee's discussion and determination of his compensation. In recognition of the achievement of Company and individual performance criteria outlined above, the Compensation Committee approved increases in the base salaries of, and awarded cash incentive bonuses and stock options to, all the executive officers including Mr. Penner whose compensation is further described below.

     CEO Compensation - In setting the compensation package for Harry H. Penner, Jr., who joined the Company as President and Chief Executive Officer in December 1993, the Compensation Committee considered his proven management capabilities, his experience as a senior executive of Novo Nordisk A.S., a large Danish biotechnology company, and his knowledge of both the domestic and international pharmaceutical and biotechnology market. These qualities were evaluated in light of Neurogen's desire to attract adequate financial resources to the Company, to develop future strategic alliances and to grow in its role as a focused biotechnology company. Mr. Penner's initial base salary of $280,000 was determined based upon these criteria as part of his starting compensation package. In December 1994, the Compensation Committee raised Mr. Penner's annual base salary to $294,000, effective December 1, 1994. In December 1995, the Compensation Committee raised Mr. Penner's annual base salary to $309,000, effective December 1, 1995. At this time Mr. Penner was also awarded a cash bonus of fifty percent of his base salary, or $147,000, and a stock option for 100,000 shares. Mr. Penner's salary increase and awards reflect the Compensation Committee's assessment of his very favorable performance and his contribution to the Company's achievement of significant milestones.

     In August 1995, Mr. Penner received from the Company an interest-free loan of $200,000 due in August 2002, which will be forgiven over seven years. If Mr. Penner voluntarily terminates his employment prior to August 2002, one-half of the previously forgiven amount shall be reinstated.

     By the Compensation Committee: Robert M. Gardiner, Frank C. Carlucci, Richard D. Harrison and Jeffrey J. Collinson.

TERMS AND CONDITIONS OF CERTAIN EMPLOYMENT AND SEVERANCE AGREEMENTS

          The compensation package for Harry H. Penner, Jr., as President and Chief Executive Officer, includes a salary set pursuant to an employment agreement between Mr. Penner and the Company which was entered into in October 1993. The agreement expired on November 30, 1995, but was automatically extended for an additional two-years pursuant to the terms of the agreement. Pursuant to such agreement, Mr. Penner's base salary of $280,000 per annum in 1993 was increased to $309,000 effective December 1, 1995. Such increase was, and any future increases will be, at the discretion of the Board of Directors. In connection with entering into this agreement, Mr. Penner also received a relocation allowance of $60,000 which was paid to him in 1995, and reimbursement of related income taxes in the amount of $54,158. The employment agreement restricts Mr. Penner from competing with the Company for the term of the agreement and for a period of one year after termination of his employment with the Company.

          The compensation package for John F. Tallman, as Executive President and Scientific Director of Neurogen, includes a salary set pursuant to an employment agreement between Dr. Tallman and the Company which was entered into in June 1994. The agreement expired on November 30, 1995, but was automatically extended for an additional two-years pursuant to the terms of the agreement. Pursuant to such agreement, Dr. Tallman's base salary was increased to $200,000 effective December 1, 1995. Such increase was, and any future increases will be, at the discretion of the Board of Directors. The employment agreement restricts Dr. Tallman from competing with the Company for the term of the agreement and for a period of one year after termination of his employment with the Company.

          In August 1995, Mr. Tallman received from the Company an interest-free loan of $150,000 due in August 2002, which will be forgiven over seven years.
If Mr. Tallman voluntarily terminates his employment prior to August 2002, one-half of the previously forgiven amount shall be reinstated.

          For the three years ended December 31, 1995, 1994, and 1993, the Company paid the amounts shown in the following table with respect to each of the executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                          ANNUAL                             COMPENSATION
                                                       COMPENSATION                             AWARDS
                                       -------------------------------------------      --------------------------
                                                                                        Securities      All Other
                                                                      Other Annual      Underlying       Compen-
NAME AND PRINCIPAL                     Year   Salary        Bonus     Compensation      Options(a)       sation
POSITION                                       ($)          ($)          ($)              (#)             ($)
- ------------------------------------   ----   -------      -------    ------------      ----------      ---------

Harry H. Penner, Jr.                   1995   295,250      147,000     118,898(i)          100,000       7,704(c)
President and Chief                    1994   281,333       70,000         -                80,000       5,616(c)
Executive Officer                      1993    23,333(b)      -            -               300,000      50,276(e)

John F. Tallman                        1995   190,833       95,000       6,529(l)           75,000       3,811(c)
Executive Vice-President               1994   174,646       43,000         -                60,000       6,833(c)
Scientific Director and Secretary      1993   156,875       25,000         -                79,000(f)    6,540(d)

Alan J. Hutchison                      1995   170,000       60,000      55,710(j)           50,000         782(g)
Vice President                         1994   155,450       23,000       4,627(l)           40,000         836(g)
Drug Discovery

Stephen R. Davis                       1995   148,630       50,000      28,687(k)           31,250         414(g)
Vice President-Finance,                1994    66,458(h)     7,500         770(l)           62,500         185(g)
Chief Financial Officer, Treasurer

__________________

(a) References to SARs in the Summary Compensation Table and all other tables in this Proxy Statement have been omitted, since the Company has never issued SARs, although under the Neurogen Corporation 1993 Omnibus Incentive Plan it has the ability to do so.
(b) In 1993, Mr. Penner was employed as President and Chief Executive Officer of the Company only for the month of December.
(c) Includes premiums for life insurance, and matching contribution received from participation in the Company's 401(k) plan.
(d) Includes premiums for life insurance and long-term disability and matching contribution received from participation in the Company's 401(K) plan.
(e)  Includes a one-time commencement bonus and premiums for life insurance.
(f) Includes options to purchase 60,000 shares of Common Stock repriced on August 12, 1993 but granted in prior years.
(g)  Includes premiums for life insurance.
(h) Mr. Davis was employed as Vice President-Finance and Chief Financial Officer of the Company commencing July 18, 1994.
(i) Includes forgiveness of interest of $4,740 on loan, relocation expenses of $60,000 and income tax reimbursements of $54,158. While Mr. Penner commenced employment with the Company in December 1993, his relocation expenses and related income tax reimbursements were not paid until 1995.
(j) Includes $21,429 forgiveness of loan, forgiveness of interest of $8,905 on loan and income tax reimbursements of $25,376.
(k) Includes $5,000 of forgiveness of loan, forgiveness of interest of $2,290 on loan, relocation expenses of $9,760 and income tax reimbursements of $11,637. While Mr. Davis commenced employment with the Company in July 1994 his relocation expenses and related income tax reimbursements were not paid until 1995.
(l)  Includes forgiveness of interest on loan and income tax reimbursements.

For the year ended December 31, 1995, the following tables summarize incentive compensation paid to officers.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                   NUMBER OF        % OF TOTAL
                                  SECURITIES          OPTIONS                                       POTENTIAL REALIZABLE VALUE AT
                                  UNDERLYING        GRANTED TO       EXERCISE OR                    ASSUMED ANNUAL RATES OF STOCK
                                    OPTIONS        EMPLOYEES IN       BASE PRICE     EXPIRATION           PRICE APPRECIATION
NAME                                GRANTED         FISCAL YEAR       ($/SHARE)         DATE               FOR OPTION TERM
- -----------------------------   ---------------   ---------------   --------------   ----------     --------------------------------
                                                                                                        5% ($)            10% ($)
                                                                                                      ----------         ---------
Harry H. Penner, Jr.                100,000             14%             23.000        12/04/06        $1,446,458         3,665,608
John F. Tallman                      75,000             11%             23.000        12/04/06        $1,084,843         2,749,206
Alan J. Hutchison                    50,000              7%             26.875        12/29/06          $845,077         2,141,591
Stephen R. Davis                     31,250              4%             26.875        12/29/06          $528,173         1,338,495

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                            NUMBER OF SECURITIES
                                                                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                SHARES ACQUIRED                                  OPTIONS AT                IN-THE-MONEY OPTIONS AT
                                      ON            VALUE REALIZED            FISCAL YEAR-END               FISCAL YEAR-END($)(B)
            NAME                  EXERCISE(#)           ($)(A)           EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
- -----------------------------   ----------------   -----------------     -------------------------        -------------------------
Harry H. Penner, Jr.                 22,000             340,097                114,000/344,000              $2,318,750/$5,343,000
John F. Tallman                      58,688             871,417                 31,312/175,000                $641,222/$2,318,975
Alan J. Hutchison                    34,000             561,245                 52,000/102,000              $1,070,180/$1,059,500
Stephen R. Davis                      5,000              74,170                  7,500/81,250                 $149,687/$993,750

(a) Difference between exercise price and fair market value of the shares on date of exercise.
(b) Difference between option price and fair market value of the shares at year-end.


                                PROPOSAL NO. 2:
                          APPROVAL OF APPOINTMENT OF
                             INDEPENDENT AUDITORS

          On April 26, 1996, the Audit Committee, pursuant to a delegation of authority by the Board of Directors, appointed Ernst & Young LLP, independent certified public accountants, as auditors to audit the financial statements of the Company for the year ending December 31, 1996 and recommends that the stockholders approve such selection at a remuneration to be fixed by the President and Chief Executive Officer or the Vice President-Finance and Chief Financial Officer. The Company dismissed KPMG Peat Marwick LLP, former independent accountants of the Company, on April 25, 1996. This change was made upon the approval of the Audit Committee of the Board of Directors. Ernst & Young LLP has not audited the Company's annual financial statements for any prior fiscal year. KPMG Peat Marwick LLP audited the Company's annual financial statements for the fiscal year ended December 31, 1995 and all prior fiscal years.

          Representatives of Ernst & Young LLP and KPMG Peat Marwick LLP are expected to be present at the Annual Meeting. Such representatives will be given the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

          The reports of KPMG Peat Marwick on the Company's financial statements for the fiscal years ended December 31, 1994 and December 31, 1995 did not contain an adverse opinion or disclaimer of opinion nor were any of them qualified or modified as to uncertainty, audit scope or accounting principles.

          Since January 1, 1994, there have been no disagreements between the Company and KPMG Peat Marwick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          The Board of Directors recommends a vote FOR approval of this proposal. If not otherwise specified, proxies will be voted FOR approval.



                              PERFORMANCE GRAPH/1/


          The following graph compares the yearly percentage in the Company's cumulative total stockholder return on its Common Stock during a period commencing on December 31, 1990 and ending December 31, 1995 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the period; by
(ii) the share at the beginning of the period) with the cumulative return of the NASDAQ Stock Market Index (U.S. and Foreign) and the Amex Biotechnology Index. It should be noted that Neurogen has not paid dividends on its Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.

=========================================
                         NASDAQ
- -----------------------------------------
                         TOTAL     AMEX
- -----------------------------------------
              NEUROGEN   MARKET   BIOTECH
- -----------------------------------------
12/31/90         100.0    100.0     100.0
- -----------------------------------------
12/31/91         438.5    159.6     290.7
- -----------------------------------------
12/31/92         253.8    185.1     232.5
- -----------------------------------------
12/31/93         203.8    213.1     157.8
- -----------------------------------------
12/31/94         200.0    206.1     111.8
- -----------------------------------------
12/31/95         826.9    293.0     182.3
=========================================

_____________________
     /1/ This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the change Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                 OTHER MATTERS

         The Board of Directors of the Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares of Common Stock they represent as the Board of Directors may recommend. Anyone desiring to address the stockholders at the Annual Meeting, whether or not making a formal proposal, must so indicate this intention to the Secretary of the Company prior to the Annual Meeting.

                             SHAREHOLDER PROPOSALS

         In order to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1997 Annual Meeting of Stockholders, any proposal by a stockholder of record of the Company must be received by the Company at its principal executive offices in Branford, Connecticut, on or before December 20, 1996

         THE COMPANY WILL MAIL WITHOUT CHARGE, TO EACH STOCKHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS SHOULD BE SENT TO: CORPORATE SECRETARY, NEUROGEN CORPORATION, 35 NORTHEAST INDUSTRIAL ROAD, BRANFORD, CONNECTICUT 06405.

                                      JOHN F. TALLMAN
                                      Secretary


April 29, 1996

                                                                      Appendix A


                             NEUROGEN CORPORATION
                         35 Northeast Industrial Road
                          Branford, Connecticut 06405

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS


          Harry H. Penner, Jr., John F. Tallman and Stephen R. Davis, or each of them, with all powers of substitution and revocation, are hereby appointed attorneys and proxies and are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote the Common Stock of Neurogen Corporation (the "Company") held of record by the undersigned on April 15, 1996 at the 1996 Annual Meeting of Stockholders of Neurogen Corporation, which is being held at the Peninsula Hotel, 700 Fifth Avenue, New York, New York, on Tuesday, June 4, 1996, at 10:00 a.m., local time, and at any postponements or adjournments of that meeting, as set forth on the reverse, and, in their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

                        (TO BE SIGNED ON REVERSE SIDE)

    __  Please mark your vote as in this example.

    The Board of Directors Recommends a Vote FOR the Nominees Listed Below.

1. ELECTION OF DIRECTORS: To elect a Board of eleven directors to hold office until the next Annual Meeting of Stockholders of the Company and until their respective successors shall have been duly elected and qualified.

    __  FOR all nominees listed at right      __  WITHHOLD AUTHORITY to vote For
        (except as indicated otherwise below)     nominees listed at right


 NOMINEES:  Frank C. Carlucci, Harry H. Penner, Jr., John F. Tallman,
            Barry M. Bloom, Robert N. Butler, Jeffrey J. Collinson, Robert M. Gardiner, Richard D. Harrison, Mark Novitch, Robert H. Roth, John Simon

To withhold authority to vote for any nominee, please write that nominee's name below:

2. To approve the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 1996.

             __  FOR              __  AGAINST          __  ABSTAIN

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED, AND FOR THE OTHER PROPOSALS SPECIFIED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

    SIGNATURE(S):_____________________________________________________________

    DATED:______________________________________________________________, 1996

Note: If the shares are issued in the names of two or more persons, each of them should sign the proxy. If the proxy is executed by a corporation, it should be signed in the corporate name by an authorized officer. When signing as attorney, executor, administrator, trustee, or guardian, or in any other representative capacity, give your full title as such.

______________________________________________________________________________